EXHIBIT 3.2

                                 Law Offices of

                               CHAPMAN AND CUTLER

              111 West Monroe Street, Chicago, Illinois  60603-4080
                            Telephone (312) 845-3000
                            Facsimile  (312) 701-2361
                                   chapman.com



                                  May 15, 2003



Matrix Capital Group, Inc.
335 Madison Avenue, 11th Floor
New York, New York  10017

JP Morgan Chase Bank
4 Chase MetroTech Center, 3rd floor
Brooklyn, New York 11245


     Re:                   Matrix Unit Trust, Series 5
                           ---------------------------


Ladies and Gentlemen:

     We have acted as counsel for Matrix Capital Group, Inc., depositor of Matrix Unit Trust, Series 5 (the "Fund"), in connection with the issuance of units of fractional undivided interest ("Units") in the trust of said Fund (the "Trust"), under the trust agreement, dated May 15, 2003 (the "Indenture") between Matrix Capital Group, Inc., as depositor, evaluator and supervisor (the "Depositor") and JPMorgan Chase Bank, as Trustee (the "Trustee").

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made in accordance with the terms of the Indenture. For purposes of the following discussion, it is assumed that the Trust will hold
(i) undivided beneficial interests (the "Trust Certificates") in entities that are taxed as grantor trusts for federal income tax purposes (the "Grantor Trusts") which hold equity securities (the "Grantor Trust Equity Securities") and (ii) interests in regulated investment companies (the "RIC Shares" and together with the Grantor Trust Equity Securities, the "Equity Securities").
For purposes of this federal tax discussion, it is assumed that, for federal income tax purposes, (i) the Grantor Trust Equity Securities constitute equity,
(ii) the Grantor Trusts are characterized as grantor trusts rather than corporations, (iii) each holder of a Trust Certificate will be considered the owner of a pro rata share of each asset of the respective Grantor Trust and
(iv) the RIC Shares constitute shares in entities treated as regulated investment companies (each a "RIC"). All of the assets held by the trust constitute the "Trust Assets."


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Matrix Capital Group, Inc.
JP Morgan Chase Bank
May 15, 2003
Page 2


     We have not independently examined the assets to be deposited in and held by the Trust.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

         (i) The Trust is not as association taxable as a corporation for Federal income tax purposes, but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1985 (the "Code").

        (ii) Each Unitholder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Code (including the assets owned by a Grantor Trust) in the proportion that the number of Units held by a Unitholder bears to the total number of Units outstanding. Under subpart E, subchapter J of Chapter 1 of the Code, income of the Trust (and of each Grantor Trust) will be treated as income of each Unitholder in the proportion described above; and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned the assets of the Trust. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned the assets of the Trust (including the assets owned by a Grantor Trust).

       (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Trust Asset held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his or her Units) in order to determine his or her tax basis for his or her pro rata portion of each Trust Asset held by the Trust. For Federal income tax purposes, a Unitholder's pro rata portion of distributions by a corporation with respect to a Trust Asset, other than distributions which are designated as capital gains dividends or exempt-interest dividends, are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Trust Asset, and to the extent that such dividends exceed a Unitholder's tax basis in such Trust Assets, shall be treated as gain from the sale or exchange of property. Certain distributions on the RIC Shares may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the RIC Shares) as long-term capital gain, regardless of how long a shareholder has owned such shares.


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Matrix Capital Group, Inc.
JP Morgan Chase Bank
May 15, 2003
Page 3


     Distributions of income and capital gains declared on the RIC Shares in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the RIC Shares) on December 31 of the year they are declared, even when paid by the RIC during the following January.

        (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Trust Assets is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends, except for designated capital gain dividends and exempt interest dividends, paid by the RIC with respect to each Security which is not taxable as ordinary income. However, any loss realized by a Unitholder with respect to the disposition of his or her pro rata portion of the RIC Shares, to the extent such Unitholder has owned his or her Units for less than six months or the Trust has held the RIC Shares for less than six months, will be treated as long-term capital loss to the extent of the Unitholder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to the RIC Shares.

         (v) If the Trustee disposes of a Trust Asset (or a Grantor Trust disposes of an asset held by that particular Grantor Trust) (whether by sale, taxable exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with the basis for his or her fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the United were acquired) among each of the Trust's Assets (as of the date on which his or her units were acquired) ratably, according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends, except for properly designated capital gains and exempt interest dividends paid on RIC Shares with respect to each Trust Asset which is not taxable as ordinary income.

        (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Trust


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Matrix Capital Group, Inc.
JP Morgan Chase Bank
May 15, 2003
Page 4


     Assets upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving whole shares of Trust Assets and possibly cash. The potential Federal income tax consequences which may occur under an in kind distribution will depend upon whether or not a Unitholder receives cash in addition to Trust Assets. A Unitholder will not recognize gain or loss if a Unitholder only receives Trust Assets in exchange for his or her pro rata portion in the Trust Assets held by the Trust. However, if a Unitholder also receives cash in exchange for the Trust asset or a fractional share of a Trust Asset held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such Trust asset or fractional share of a Trust Asset held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Trust Asset owned by the Trust.

     Distributions on a RIC Share are eligible for the dividends received deduction only to the extent that the dividends received by the Unitholder are attributable to dividends received by the RIC itself from certain domestic corporations that are designated by the RIC as being eligible for the dividends received deduction.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust (and each Grantor Trust) as miscellaneous itemized deductions subject to this limitation.

     A Unitholder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in a Trust Asset is either sold by the Trust or redeemed, when a Grantor Trust disposes of an asset held by the Grantor Trust, or when a Unitholder disposes of his or her Units in a taxable transaction, in each case for an amount greater (or less) than his or her tax basis therefor, subject to various non-recognition provisions of the Code.

     In addition it should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions." In addition, the Code treats certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward


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Matrix Capital Group, Inc.
JP Morgan Chase Bank
May 15, 2003
Page 5


contracts, or similar transactions) as constructive sales for purposes of recognition of gain (but not loss) and for purposes of determining the holding period.

     It should be noted that payments to the Trust of dividends on Trust Assets that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     If more than 50% of the value of the total assets of the RIC consist of stock or securities in foreign corporations, the RIC may elect to pass through to its shareholders the foreign income and similar taxes paid by the RIC in order to enable its shareholders to take a credit (or deduction) for foreign income taxes paid by the RIC. If this election is made, Unitholders of the Trust, because they are deemed to own a pro rata portion of the RIC Shares held by such Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by such Trust from the RIC and also their portion of the amount which the RIC deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the RIC from its foreign investments. Unitholders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however as in the case of investors receiving income directly from foreign sources, the above-described tax credit or deduction is subject to certain limitations.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes, foreign investors, corporations, broker-dealers or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-103317) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                Very truly yours,

                                CHAPMAN AND CUTLER



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